Exhibit 99.1

7733 Forsyth Boulevard	Phone: 314.854.8000
Suite 800	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com

News Release

Belden Announces Pricing of $700 Million Private Offering of 5.5% Senior

Subordinated Notes

St. Louis, Missouri – August 13, 2012 – Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission critical applications, today announced the pricing of its previously announced private offering of $700 million in aggregate principal amount of 5.5% senior subordinated notes due 2022 (the “2022 Notes”) at an issue price of 100% of the principal amount. Belden expects this offering to close on August 27, 2012, subject to customary closing conditions. The 2022 Notes will be guaranteed on a senior subordinated basis by certain of Belden’s current and future domestic subsidiaries that guarantee Belden’s indebtedness under its secured credit facility.

Belden intends to use the net proceeds from the offering to fund a portion of its pending tender offers for any and all of its outstanding 7.0% Senior Subordinated Notes due 2017 (the “2017 Notes”) and any and all of its outstanding 9.25% Senior Subordinated Notes due 2019 (the “2019 Notes”), and general corporate purposes. To the extent any 2017 Notes or 2019 Notes are not tendered or Belden’s tender offers are not consummated, any remaining net proceeds will be used to provide additional working capital for general corporate purposes.

The securities offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The 2022 Notes are expected to be eligible for resale to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Belden believes that the expectations reflected in the forward-looking statements are reasonable, Belden can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including Belden’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended April 1, 2012 and July 1, 2012. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Belden does not undertake any duty to update any forward-looking statement except as required by law.

Belden Announces Pricing of $700 Million Private Offering of 5.5% Senior Subordinated

Notes – Page 2 of 2

Contact:

Belden Investor Relations

314-854-8054

Investor.Relations@Belden.com